NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

The Annual Meeting of Stockholders of Princeton National Bancorp, Inc., a Delaware corporation, will be held at The Galleria Convention Center, 1659 North Main Street, Princeton, Illinois, on Tuesday, May 17, 2012 at 10:00 a.m., for the purpose of considering and voting upon:

(1)	the election of four directors for a term of three years;

(2)	an advisory vote on executive compensation;

(3)	the ratification of the selection of BKD, Inc. as outside auditors;

(4)	a shareholder proposal regarding the Nomination of Director Candidates; and

(5)	such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 19, 2012 will be entitled to notice of, and to vote at, the meeting.

The Corporation’s Annual Report to Stockholders for the year ended December 31, 2011 is enclosed.

IMPORTANT! TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE VOTE, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. YOU MAY ALSO VOTE YOUR SHARES BY INTERNET AT WWW.PROXYVOTE.COM OR BY PHONE AT 1-800-690-6903 OR YOU MAY VOTE YOUR SHARES AT THE MEETING. NO POSTAGE IS REQUIRED IF THE PROXY IS MAILED IN THE UNITED STATES.

Lou Ann Birkey
Vice President – Investor Relations
& Corporate Secretary

April 27, 2012

PROXY STATEMENT

April 12, 2012

This Proxy Statement and the accompanying proxy are being furnished in connection with the solicitation of proxies by the Board of Directors of Princeton National Bancorp, Inc. (the “Corporation”) (NASDAQ: PNBC) from holders of the Corporation’s outstanding shares of common stock, par value $5.00 per share (the “Common Stock”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 17, 2012 at 10:00 a.m. at The Galleria Convention Center, 1659 North Main Street, Princeton, Illinois, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting and in this Proxy Statement. The Corporation will bear the costs of soliciting proxies from its stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Corporation, without receiving additional compensation therefor, may solicit proxies by telephone or in person. This Proxy Statement and proxy are first being mailed to the Corporation’s stockholders on or about April 27, 2012.

Voting at the Annual Meeting

The close of business on March 19, 2012 has been fixed as the record date for the determination of stockholders of the Corporation entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on that date, 3,341,029 shares of Common Stock were outstanding and are entitled to vote at the Annual Meeting.

Each proxy that is properly voted, signed and received prior to the Annual Meeting will, unless such proxy has been revoked, be voted in accordance with the instructions on such proxy. If no instructions are indicated, the proxies will be voted “FOR” the election of the nominees named in the Proxy Statement and “FOR” Proposals 2 and 3, and “AGAINST” Proposal 4. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment. Any stockholder has the right to revoke a proxy at any time prior to its exercise at the Annual Meeting. A proxy may be revoked by properly executing and submitting to the Corporation a later-dated proxy or by mailing written notice of revocation to Princeton National Bancorp, Inc., 606 South Main Street, Princeton, Illinois 61356, Attention: Lou Ann Birkey, Vice President – Investor Relations and Corporate Secretary. A stockholder may also revoke a proxy by appearing at the Annual Meeting and voting in person. Proxies are valid only for the meeting specified therein or any adjournment of such meeting.

A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of Common Stock, represented in person or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the judges of election appointed for the meeting. The judges will determine whether a quorum is present and, for purposes of determining the presence of a quorum, will treat abstentions as shares that are present and entitled to vote. Abstentions have the effect of a vote against a proposal. Under certain circumstances, a broker or other nominee may have discretionary authority to vote shares of

Common Stock, if instructions have not been received from the beneficial owner or other person entitled to vote. If a broker or other nominee indicates on the proxy that it does not have instructions or discretionary authority to vote certain shares of Common Stock on a particular matter (a “broker non-vote”), those shares will be considered as present for purposes of determining whether a quorum is present, but will not have the effect of votes for or against any proposal.

Under Proposal 1, the four nominees for director who receive the greatest number of votes cast in person or by proxy at the Annual Meeting shall be elected directors of the Corporation.

Under Proposal 2, the affirmative vote of a majority of the votes present and entitled to vote is needed to approve the advisory proposal on the compensation of the Corporation’s named Executive Officers.

Under Proposal 3, the affirmative vote of a majority of the votes present and entitled to vote is needed for the ratification of the selection of BKD, LLP as the Corporation’s independent auditors for 2012.

Under Proposal 4, the affirmative vote of a majority of the votes present and entitled to vote is needed to approve the stockholder proposal for shareholder nomination of Directors to the Board of Directors.

Shares of Common Stock of the Corporation will be voted as specified. If no specification is made, shares will be voted FOR the nominee for director named below, for Proposals 2 and 3, against Proposal 4 and IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES as to any other matters which may properly come before the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Corporation’s Board of Directors is currently comprised of ten directors who are divided into three classes. One class is elected each year for a three-year term. At the Annual Meeting, Gretta E. Bieber, Gary C. Bruce, John R. Ernat and Thomas D. Ogaard will be nominated to serve in Class II until the Annual Meeting of Stockholders to be held in 2015 and until his/her successor has been duly elected and qualified.

The nominees are currently serving as directors of the Corporation. The nominees have agreed to serve as directors, if elected, and the Corporation has no reason to believe that the nominees will be unable to serve. In the event of the refusal or inability of the nominees for director of the Corporation to serve as directors, the persons named in the accompanying form of proxy shall vote such proxies for such other person or persons as may be nominated as directors by the Board of Directors of the Corporation, unless the number of directors shall have been reduced by the Board.

The nominees and directors continuing in office also served on the Board of Directors of the Corporation’s wholly-owned subsidiary, Citizens First National Bank (“Citizens Bank”) during 2011.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE NEXT PAGE.

Name and Age at December 31, 2011	Position, Principal Occupation, Business Experience and Directorship
Class II Directors – Nominees for a Three-Year Term Expiring 2015

Gretta E. Bieber, 59	Director since 2009. Attorney with Alschuler, Simantz & Hem LLC. Director of Citizens First National Bank since 2005. Ms. Bieber was chosen as a Director due to her legal expertise and experience as a Director of one of the companies acquired. She represents the Eastern Region of the Corporation.

Gary C. Bruce, 59	Director since 2001. Owner of Bruce Jewelers. A member of the Corporation’s Audit and Executive Committees. Mr. Bruce was chosen as a Director due to his expertise in the retail sector. He represents the Princeton/Illinois Valley region of the Corporation.

John R. Ernat, 63	Director since 1994. Partner in I. Ernat & Sons, a farming operation. Mr. Ernat was chosen as a Director due to his background in the agricultural sector. He represents the Princeton/Illinois Valley region of the Corporation.

Thomas D. Ogaard, 55	Director since 2009. A member of the Corporation’s Executive Committee. President & Chief Executive Officer of Citizens First National Bank and Princeton National Bancorp, Inc. since February 2, 2010. He has been with the Corporation since August 2009.

Class III Directors – Term Expires in 2013

Sharon L. Covert, 68	Director since 2001. Secretary/Treasurer of Covert Farms, Inc., a farming operation. A member of the Corporation’s Audit Committee. Ms. Covert was chosen as a Director due to her knowledge of the agricultural sector and her involvement in the local and state level. She represents the Princeton/Illinois Valley region of the Corporation.

Mark Janko, 56	Director since 2002. Owner and President of Janko Realty and Development, a real estate development corporation. Mr. Janko was chosen as a Director due to his knowledge of the real estate sector. He represents the Princeton/Illinois Valley region of the Corporation.

Stephen W. Samet, 67	Director since 1986. President and General Manager of WZOE, Inc., a commercial radio broadcasting corporation. A member of the Corporation’s Audit and Executive Committees. Mr. Samet was chosen as a Director due to his knowledge and expertise in the media field. He represents the Princeton/Illinois Valley region of the Corporation.

Class I Directors – Terms expire 2014

Craig O. Wesner, 70	Director since 1997. Retired General Manager of Ag View FS, Inc., a farm supply cooperative. A member of the Corporation’s Executive Committee. Mr. Wesner was chosen as a Director due to his business knowledge and past experience in the agricultural sector as General Manager of Ag View FS, Inc. He represents the Princeton/Illinois Valley region of the Corporation.

Todd D. Fanning, 49	Director since 2010. Executive Vice President & Chief Operating Officer/Chief Financial Officer of Citizens First National Bank and Princeton National Bancorp, Inc. since February 2, 2010. He has been with the Corporation since December 1990.

Cindy Kurkowski, 53	Appointed to the Board August 2011. President of the Malcom Group. Ms. Kurkowski was chosen for her experience in accounting, general business management and marketing as well as her community involvement. She represents the Illinois Valley Region of the Corporation.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

On February 17, 2009, the President signed into law the American Recovery and Reinvestment Act of 2009. Among other things, the broad sweeping legislation requires that “TARP recipients during the period in which any obligation arising from financial assistance provided under the TARP remains outstanding shall permit a separate [nonbinding] stockholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Commission.” The nonbinding vote is required annually at each annual or other meeting of stockholders during the period that any obligation arising from financial assistance provided under the TARP Capital Purchase Program remains outstanding.

On January 23, 2009, the Corporation completed the sale of $25.1 million of preferred stock and a warrant to purchase up to 155,025 shares of the Corporation’s common stock to the U.S. Treasury under the TARP Capital Purchase Program. As a result, the Corporation is submitting this nonbinding proposal for consideration by stockholders in compliance with Section 7001 of the American Recovery and Reinvestment Act of 2009.

This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

“Resolved, that the stockholders approve the executive compensation of the Corporation, as described in the “Executive Compensation Discussion” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE EXECUTIVE COMPENSATION OF THE CORPORATION, AS DESCRIBED IN THE “EXECUTIVE COMPENSATION DISCUSSION”, AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE) IN THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF ACCOUNTANTS

The Audit Committee of the Board of Directors has selected BKD, LLP to serve as our independent auditors for the year 2012. The Board of Directors is asking the stockholders to ratify the selection of BKD, LLP.

In the event our stockholders fail to ratify the selection of BKD, LLP, the Audit Committee will consider it as a direction to select other auditors for the subsequent year. Representatives of BKD, LLP will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

The affirmative vote of a majority of votes present and entitled to vote on this proposal is required for approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE SELECTION OF BKD, LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR 2012.

PROPOSAL 4

STOCKHOLDER PROPOSAL

AMENDMENT OF THE BY-LAWS REGARDING SHAREHOLDER NOMINATIONS FOR THE

BOARD OF DIRECTORS

Stockholder Proposal

David J. Monier, 23299 1480 N. Ave., Princeton, Illinois 61356, 815-875-6277, a stockholder who beneficially owns of record 21,818 shares of common stock, has advised the Corporation that he plans to introduce the following resolution (which is set out in italics) at the 2012 Annual Meeting of Stockholders:

“Resolution”

WHEREAS, most long-term shareholders have no reasonable means to make board nominations with proxy access; and most long-term shareholders are anxious about the precipitous decline in the price of the stock or shares.

RESOLVED, Shareholders asks our board, to the fullest extent permitted by law, to amend our bylaws and governing documents to allow shareowners to make board nominations as follows:

1.	The Company proxy statement, form of proxy, and voting instruction forms, shall include nominees of:

a.	Any party of one or more shareholders that has held continuously, for two years, 1 % of the Company’s securities eligible to vote for the election of directors, and/or

b.	Any party of shareholders of whom one hundred or more satisfy SEC Rule 14a-8(b) eligibility requirements.

2.	Any such party may make one nomination or, if greater, a number of nominations equal to 12% of the current number of board members, rounding down.

3.	For any board election, no shareholder may be a member of more than one such nominating party. Board members, named executives under Regulation S-K, and Rule 13d filers seeking a change in control, may not be a member of any such party.

4.	All members of any party satisfying item 1(a), and at least one hundred members of any party satisfying item 1(b) who meet Rule 14a-8(b) eligibility requirements, must affirm in writing that they are not aware, and have no reason to suspect, that any member of their party has an explicit or implicit, direct or indirect, agreement or understanding either to nominate or regarding the nature of any nomination, with anyone not a member of their party.

5.	All board candidates and members originally nominated under these provisions shall be afforded fair treatment, equivalent to that of the board’s nominees. Nominees may include in the proxy statement a 500 word supporting statement. All board candidates shall be presented together, alphabetically by last name.

6.	Any election resulting in a majority of board seats being filled by individuals nominated by the board and/or by parties nominating under these provisions shall be considered to not be a change in control by the Company, its board and officers.

7.	Each proxy statement or special meeting notice to elect board members shall include instructions for nominating under these provisions, fully explaining all legal requirements for nominators and nominees under federal law, state law and company bylaws.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Board Statement in Opposition

The Board recommends a vote against this proposal because it is confusing, misleading, unnecessary and not in the best interest of our shareholders and the Company.

The proposal is confusing because, if approved, it would require the Board to amend the bylaws and the Company’s other governing documents but it does not include the specific language the proponent is seeking to include in the governing documents. This failure could leave the Board unable to comply with the proposal, cause the Company undue expense as it attempts to draft revisions to the Company’s governing documents that would implement the proposal, and / or expose the Board to potential costly litigation if it fails to craft language acceptable to the proponent. Further, it is unclear that the Company will be able, without undue expense, to verify that shareholders have held their shares continuously for two years as required in the proposal.

The proposal is misleading because shareholders already have the ability to nominate potential directors for the Board. Currently, the Board accepts nominations for board candidates which are fully vetted by the Board and the Nominating Committee. Further, the proposal creates the impression that the Company and the Board has failed to treat previous nominees fairly and in accordance with the Company’s governing documents and state and federal law. This implication is misleading and false.

The proposal is not in the best interests of shareholders because any nominee, regardless of business and personal background, nominated by a shareholder or a shareholder group meeting the criteria articulated in the proposal would have to be included in the proxy materials and included on the proxy card. It is the belief of the Board and the Nominating Committee that it is an important function of the Board to fully investigate and evaluate the business and personal attributes of potential board members before they are presented to the shareholders. The proposal removes a basic duty of corporate governance (the identification and evaluation of board members), from the Board and would require the inclusion of any nominee regardless of his or her relationship to the company, education, personal history, competency and personal attributes.

The Board also believes that the proposal is counter to the concept of community banking. The current practice of the Board is to identify and evaluate board candidates that have ties to the community where the bank conducts business and can provide a perspective to the Board as to how the bank can grow and prosper by meeting those local needs. The proposal does not require that potential board nominees have any relationship with the bank or to the community where the bank operates.

For the forgoing reasons, the Board believes that the current provisions for nominating potential director candidates effectively enable the Board to identify and consider the qualifications of potential board members and that the proposal is unnecessary and would impose a costly and time consuming burden on the Company. Accordingly, the Board recommends that you vote AGAINST this proposal.

Signed proxies will be voted against the stockholder proposal unless otherwise specified.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” APPROVAL OF THE PROPOSAL REGARDING SHAREHOLDER NOMINATIONS FOR THE BOARD OF DIRECTORS.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES FOR DIRECTOR,

MOST HIGHLY COMPENSATED EXECUTIVE OFFICERS AND ALL DIRECTORS AND

EXECUTIVE OFFICERS AS A GROUP

The number and percentage of shares of Common Stock beneficially owned as of March 19, 2012 are listed below for each executive officer and director of the Corporation. Except as set forth below, the nature of each director’s beneficial ownership is sole voting and investment power.

	Amount and Nature of Beneficial Ownership		Percent of Common Stock

Gretta E. Bieber	11,418	[1]	*

Gary C. Bruce	21,001	[2]	*

Sharon L. Covert	22,087	[3]	*

John R. Ernat	32,336	[4]	*

Todd D. Fanning	16,736	[5]	*

Mark Janko	24,376	[6]	*

Cindy Kurkowski	-0-		*

Thomas D. Ogaard	24,409	[7]	*

Stephen W. Samet	32,576	[8]	*

Craig O. Wesner	35,409	[9]	1.06%

*	Less than 1%

All directors and executive officers (13 persons) of the Corporation and/or Citizens Bank, as a group, beneficially own 220,348 shares of Common Stock, or 6.60% of the outstanding Common Stock.

[1]	Includes 10,667 exercisable stock options.
[2]	Includes 16,001 exercisable stock options.
[3]	Includes 526 shares held by her husband; and 14,001 exercisable stock options.
[4]	Includes 300 shares held by his wife; and 14,501 exercisable stock options.
[5]	Includes 9,733 exercisable stock options.
[6]	Includes 16,001 exercisable stock options.
[7]	Includes 4,000 exercisable stock options.
[8]	Includes 450 shares held jointly with his wife; 364 shares held by his wife; and 16,001 exercisable stock options.
[9]	Includes 934 shares held by his wife; and 16,001 exercisable stock options.

Board Leadership Structure and Oversight of Risk

We are focused on the Corporation’s corporate governance practices and value independent board oversight as an essential component of strong corporate performance to enhance stockholder value. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except our chief executive officer and chief operating officer, are independent. In addition, all of the members of the Board of Directors’ Audit, Compensation and Nominating Committees are independent.

Our Board of Directors believes that it is preferable for one of our independent directors to serve as Chairman of the board. The person our board elected as Chairman, Craig O. Wesner, has been a Director since 1997 and is a long-time resident of our primary market area. We believe it is the CEO’s responsibility to run the Corporation and the Chairman’s responsibility to run the board. As directors continue to have more oversight responsibility than ever before, we believe it is beneficial to have an independent Chairman whose sole role is leading the Board of Directors. In making its decision to have an independent Chairman, the Board of Directors considered the amount of time that the CEO has to devote in the current economic environment. By having another director serve as Chairman of the Board of Directors, the CEO will be able to concentrate on running the Corporation. This will also ensure there is no duplication of efforts between the CEO and the Chairman. We believe this structure provides strong leadership for the board, while also positioning the CEO as the leader of the Corporation in the eyes of our customers, employees and other stakeholders.

Our Audit Committee is primarily responsible for overseeing the Corporation’s risk management processes on behalf of the full Board of Directors. The Audit Committee focuses on financial reporting risk and oversight of the internal audit process. It receives reports from the Risk Management Officer regarding the Corporation’s assessment of risks and the adequacy and effectiveness of internal control systems, as well as reviewing credit and market risk (including liquidity and interest rate risk), and operational risk (including compliance and legal risk). Strategic and reputation risk are also regularly considered by this committee. The Risk Management Officer reports directly to the Audit Committee and meets with them on a quarterly basis to discuss potential risk or control issues. The Audit Committee reports regularly to the full Board of Directors, which also considers the Corporation’s entire risk profile. The full Board of Directors focuses on the most significant risks facing the Corporation and the Corporation’s general risk management strategy and also ensures that risks undertaken by the Corporation are consistent with the Board of Directors’ desired risk level. While the Board of Directors oversees the Corporation’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks facing our Corporation and that our board leadership structure supports this approach.

We recognize that different board leadership structures may be appropriate for companies in different situations. We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the Corporation’s needs.

Board of Directors’ Meetings and Committees

The Board of Directors held six meetings during 2011. The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee and an ad hoc Nominating Committee. Each director of the Corporation attended at least 75% of the meetings of the Board of Directors and the Committees on which he or she served except for Sharon Covert who attended 70%. The Board of Directors has determined that Bieber, Bruce, Covert, Ernat, Janko, Kurkowski, Samet and Wesner are independent as independence is defined in the NASDAQ’s listing standards, as those standards have been modified or supplemented.

Executive Committee

The Executive Committee is authorized, to the extent permitted by law, to act on behalf of the Board of Directors of the Corporation in the interim between meetings of the Board. Directors Bruce, Ogaard, Samet and Wesner are members of the Executive Committee. The Committee met one time in 2011.

Audit Committee

The Audit Committee has the responsibility of reviewing the scope of internal and external audit procedures and reviewing the results of internal and external audits conducted with respect to the Corporation and Citizens Bank and periodically reporting such results to the Board of Directors. Directors Bruce, Covert and Samet are members of the Audit Committee. The Committee met five times during 2011.

Nominating Committee

The Board of Directors has an ad hoc Nominating Committee. The Nominating Committee identifies individuals to become board members and selects, or recommends for the Board’s selection, director nominees to be presented for stockholder approval at the annual meeting of stockholders or to fill any vacancies. While the Committee considers diversity when nominating a director, there is no formal diversity policy established. Directors Bruce, Samet, and Wesner were members of the ad hoc Nominating Committee. The Nominating Committee met two times during 2011.

The Board of Directors has adopted a written charter for the Nominating Committee, a copy of which is available on our website at http://www.pnbc-inc.com.

The Nominating Committee’s policy is to consider director candidates recommended by stockholders. Such recommendations must be made pursuant to timely notice in writing to:

Princeton National Bancorp, Inc.

606 South Main Street

Princeton, Illinois 61356

Attention: Chairman

The Nominating Committee has not established specific, minimum qualifications for recommended nominees or specific qualities or skills for one or more of the directors to possess. The Nominating Committee will use a process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgments of, the members of the Nominating Committee, and the Corporation’s then current needs. Although the Committee does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a stockholder, historically, nominees have been community leaders or business associates of our directors or officers.

Compensation Committee

The Corporation has a joint Compensation Committee of the Board of Directors with Citizens Bank. The Executive Officers of the Corporation are also Executive Officers of Citizens

Bank and, as a result, they receive compensation only from Citizens Bank for services to the Corporation and Citizens Bank. During 2011, the Directors’ Personnel Policy and Salary Committee (the “Committee”) established the compensation procedures and policies for the Corporation and Citizens Bank. The Committee is empowered to review and approve the annual compensation and compensation procedures for the Corporation’s Executive Officers, which consist of the President & Chief Executive Officer, Executive Vice President & Chief Operating Officer, Executive Vice President & Chief Credit Officer, Executive Vice President & Senior Commercial Banking Manager, and Senior Vice President & Chief Financial Officer/Treasurer. The Committee relies on recommendations of the President & Chief Executive Officer with respect to the Corporation’s senior officers other than himself. The Corporation does not customarily utilize compensation consultants. Directors Ernat, Samet and Wesner are members of the Compensation Committee. The Committee met eight times in 2011.

The Board of Directors has adopted a written charter for the Committee, a copy of which is available on the Corporation’s website at http://www.pnbc-inc.com.

Citizens Bank Board of Directors

The Board of Directors of Citizens Bank held sixteen meetings during 2011. The Board of Directors of Citizens Bank has Auditing & Accounting; Fiduciary Services Auditing & Accounting; Loan; Fiduciary Services; Marketing & Sales Management; CRA & Compliance; Personnel Policy & Salary; Executive; Funds Management; and OCC Compliance Committees. The Committees collectively held a total of seventy-four meetings during 2011. Each director of Citizens Bank attended at least 75% of the meetings of the Board of Directors and the Committees on which he or she served.

Code of Ethics

The Corporation has adopted a Code of Ethics that applies to all of the employees, officers and directors, including the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics contains written standards that the Corporation believes are reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

Full, fair, accurate, timely and understandable disclosure in reports and documents that the Corporation files with, or submits to, the Securities and Exchange Commission and in other public communications the Corporation makes;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the Code to an appropriate person or persons named in the Code; and

•	Accountability for adherence to the Code.

This Code of Ethics is included each year as Exhibit 14 to our Annual Report on Form 10-K and is available on our website at http://www.pnbc-inc.com. The Corporation intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and that relates to any element of the Code definition enumerated in Securities and Exchange Commission, Regulation S-K, Item 406(b) by posting such information on our website at http://www.pnbc-inc.com within four business days following the date of the amendment or waiver.

Stockholder Communications with the Board

The Board of Directors has a process for stockholders to send communications to the Board of Directors or its Audit Committee, including complaints regarding accounting, internal accounting controls or auditing matters. Communications may be sent to the Board of Directors, its Audit Committee or specific directors by regular mail to the attention of the Board of Directors, its Audit Committee or specific directors at the principal executive office at 606 South Main Street, Princeton, Illinois 61356. All of these communications will be reviewed by our Corporate Secretary (1) to filter out communications that our Corporate Secretary deems are not appropriate for our directors, such as “spam” and communications offering to buy or sell products or services, and (2) to sort and relay the remainder to the appropriate directors. We encourage all of our directors to attend the Annual Meeting of Stockholders, if possible. All of our directors attended last year’s Annual Meeting of Stockholders.

Compensation of Directors

Each director of the Corporation who is also a director of Citizens Bank and who is not an employee of the Corporation or Citizens Bank received a $200 fee for each Board meeting of the Corporation attended in 2011 and $150 fee for each Board Committee meeting of the Corporation attended in 2011. Each director of the Corporation was also a director of Citizens Bank during 2011. In addition, in 2011, each non-employee director of the Corporation was awarded a grant of 4,000 stock options. The options vest over three years at a rate of one-third per year, have an exercise price of $1.53 (the average of the low and high price on grant date) and expire on December 31, 2021.

During 2011, each director of Citizens Bank who is not also an employee was paid a retainer ($19,000 per annum) plus a fee for each Board and Committee meeting attended. Each director of Citizens Bank who is not also an employee, other than the Chairman of the Board, received a $200 fee for each Citizens Bank Board meeting and a $150 fee for each Committee meeting attended in 2011. The Chairman of the Board of Citizens Bank received a $300 fee for each Board meeting attended and a $200 fee for each Committee meeting attended in 2011. The Chairman of the Audit Committee received a $200 fee for each Audit Committee meeting attended in 2011.

PNBC/CFNB Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)[1]	Total ($)
(a)	(b)	(c)	(d)
Gretta E. Bieber	$23,600	$3,600	$27,200
Gary C. Bruce	$25,900	$3,600	$29,500
Sharon L. Covert	$24,500	$3,600	$28,100
John R. Ernat	$25,100	$3,600	$28,700
Mark Janko	$14,350	$3,600	$17,950
Cindy Kurkowski	$3,033	$900	$3,933
Willard Lee[2]	$2,000	$0	$2,000
Ervin Pietsch[2]	$650	$0	$650
Stephen W. Samet	$30,550	$3,600	$34,150
Craig O. Wesner	$35,000	$3,600	$38,600

[1]	Represents the grant date fair value of 2011 option awards.
[2]	Director Pietsch retired in February 2011and Director Lee in August 2011.

Executive Compensation Discussion

Objectives of Compensation Program

The primary objective of the compensation program is to attract and retain qualified, energetic staff members who are enthusiastic about the Corporation’s mission and culture. A further objective is to provide incentives and reward staff members for their contribution to the Corporation. The compensation program is also designed to align management’s compensation with the long-term interests of stockholders.

Base Salary

Each Executive Officer’s current and prior compensation is considered in setting future compensation. In addition, the Compensation Committee considers the job performance of the Executive Officers and the average salaries, as published by Crowe Horwath of all of those persons holding comparable positions at comparably-sized bank holding companies and banks, as the case may be, in determining each Executive Officer’s base salary.

Stock price performance has not been a factor in determining annual compensation, because the price of the Corporation’s stock is subject to a variety of factors outside of our control. There is not an exact formula for allocating between cash and non-cash compensation. Compensation is generally paid as earned.

Annual Executive Officer compensation consists of a base salary component and an incentive component. It is the Committee’s intention to set total executive cash compensation at an attractive, competitive level to retain a strong, motivated leadership team. The incentive plan is included as part of compensation to align the financial incentives with the interests of the stockholders.

Incentives

The compensation program is designed to reward staff members for their contribution to the Corporation. Variable compensation may be awarded to the Executive Officers based on the performance of the Corporation and Citizens Bank to maximize achievement of the key corporate strategies/objectives and annual business plan of Citizens Bank. In measuring the Executive Officers’ contributions, the Committee may consider numerous factors including the Corporation’s growth, financial performance and the achievement of key measurement factors established annually and approved by the Committee. There was no Incentive Compensation Plan established for the year 2011.

When incentives are paid, the achievements accomplished determine the percentage payout. In determining the level of payout for the measurement factors, the current year’s budget is used, as well as a target goal and a target plus goal. Depending on the level of goals achieved, the minimum award level is 0% and the maximum level is 35%. A scale is attached to each level indicating the percentage of the payout based on the achieved results. The award for each measurement factor is multiplied by the percentage of weighting in each Officer’s individual MBOs.

Due to the sale of $25.1 million of preferred stock and a warrant to purchase up to 155,025 shares of the Corporation’s common stock to the U.S. Treasury under the TARP Capital Purchase Program, the Executive Officers were not eligible to participate in an Incentive Compensation Plan in 2011.

Equity Compensation

All Directors and employees of Citizens Bank are eligible for awards under the 2003 Stock Option Plan and the 2007 Stock Compensation Plan in the form of stock option grants and, in the case of the 2007 plan, restricted stock awards. Beginning in 2006, the accounting treatment for stock options changed as a result of the accounting standards pursuant to ASC 718. The original Stock Option Plan was approved by the stockholders of the Corporation in 1998, the 2003 Stock Option Plan was approved by the stockholders in 2003 and the 2007 Stock Compensation Plan was approved by stockholders in 2007. In the opinion of the Committee and the Board of Directors, the Corporation’s stock compensation plans promote the alignment of management and stockholder interests and result in Executive Officers of the Corporation being sufficient stockholders to encourage long-term performance and Corporation growth. The number of stock option grants and restricted stock awards made to each Executive Officer are determined on a discretionary, rather than formula, basis by the Committee.

Due to the sale of $25.1 million of preferred stock and a warrant to purchase up to 155,025 shares of the Corporation’s common stock to the U.S. Treasury under the TARP Capital Purchase Program, some of the Executive Officers were not eligible to receive stock option awards in 2011. In lieu of stock option awards, the Corporation granted restricted stock awards to some of the Executive Officers. These awards were granted on December 31, 2011. Pursuant to the terms of the awards, recipients of the awards become vested in the shares of the Corporation stock subject to the awards over a 3 year period. Notwithstanding the general vesting schedule applicable to the restricted stock awards, during the period that any portion of the funds of the Corporation received under the TARP Capital Purchase Program has not been repaid, no shares of restricted stock shall become vested within two years from the date of the award and vesting will only occur in 25% increments based on the Corporation’s repayment of a corresponding percentage of TARP funds.

Retirement Plans

Citizens Bank maintains a 401(k) & Profit Sharing Plan. Citizens Bank will match 100% of salary reduction contributions up to 3% of compensation, plus 50% of salary reduction contributions in excess of 3%, but not to exceed 5%. Citizens Bank may also contribute a discretionary contribution to the Profit Sharing Plan on an annual basis. The calculation used to determine whether a contribution will be made is based on net income results of Citizens Bank. No contribution was made for the year 2011.

Employment Agreements

Thomas D. Ogaard has an employment agreement with the Corporation, effective February 2, 2010, which provides for his full-time employment as President and CEO at a base compensation of $300,000 per year, or such increased amount as the Board of Directors of Citizens Bank may determine, plus fringe and health and welfare benefits. His term of employment is continuously extended so as to have a remaining term of one year, unless terminated sooner as a result of good cause or for good reason (see definition in Other Potential Post-Employment Payments). The agreement also provides that Mr. Ogaard shall be eligible to participate in any incentive plans that the Corporation establishes for its executives.

Summary

The following table summarizes compensation for services to the Corporation and Citizens Bank for the years ended December 31, 2011 and 2010, paid to, or earned by, the

President & Chief Executive Officer and the top two other Executive Officers of the Corporation and/or Citizens Bank whose salary and bonus exceeded $100,000 for the year ended December 31, 2011:

Summary Compensation Table

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($)[1]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation	All Other Compensation ($) [3]	Total ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)
Thomas D. Ogaard	2011		$317,538	$0	$15,300	—	—	$12,739	$345,577
President and Chief Executive Officer	2010		$291,600	$0	$18,200	—	—	$9,920	$319,720
Todd D. Fanning	2011		$189,936	$0	$3,825	—	—	$6,536	$200,297
Executive Vice President & Chief Operating Officer	2010		$183,613	$0	$1,820	—	—	$7,126	$192,559
Rodney D. Stickle	2011		$158,519	$0	—	$2,700	—	$790	$162,009
Senior Vice President & Chief Financial Officer/Treasurer	2010	[4]	—	—	—	—	—	—	—

[1]	This column represents the grant date fair value of 2011 and 2010 awards.
[2]

In compliance with the U.S. Treasury TARP Capital Purchase Program there were no options granted to some of the Executive Officers in 2011 or 2010. Please refer to note 14 to our Financial Statements for additional information on our Stock Compensation Plans.

[3]

All other Compensation reported, where applicable, represents Corporation matching contributions to the Corporation 401(k) Plan, Corporation contributions to the Profit Sharing Plan, Imputed Income on Group Life Insurance, the holiday gift and the personal use of the company car.

[4]	Employee was not Chief Financial Officer/Treasurer in 2010.

Outstanding Equity Awards at Fiscal Year-End

Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Un-exercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)		(c)		(d)	(e)	(f)	(g)
Thomas D. Ogaard	4,000	[1]	2,000	[2]	$10.91	12/31/19
President and Chief Executive Officer							5,000	$18,200	[5]
							10,000	$15,300	[5]

Todd D. Fanning	533	[1]			$28.56	12/31/13
Executive Vice President &	1,200	[1]			$28.83	12/31/14
Chief Operating Officer	2,000	[1]			$33.25	12/31/15
	2,000	[1]			$32.55	12/31/16
	2,000	[1]			$24.84	12/31/17
	2,000	[1]			$22.57	12/31/18
							500	$1,820	[5]
							500	$1,820	[5]
							2,500	$3,825	[5]
Rodney D. Stickle	167	[1]	333	[3]	$3.64	12/31/20
Senior Vice President &			3,000	[4]	$1.53	12/31/21
Chief Financial Officer/Treasurer

[1]	Stock Options are fully vested.
[2]	Stock Options vest at a rate of 33 1/3% per year, with vesting dates of 12/31/10, 12/31/11, 12/31/12
[3]	Stock Options vest at a rate of 33 1/3% per year, with vesting dates of 12/31/11, 12/31/12, 12/31/13
[4]	Stock Options vest at a rate of 33 1/3% per year, with vesting dates of 12/31/12, 12/31/13, 12/31/14
[5]	The stock awards vest 0% in year one, 66 2/3% in year two, and 33 1/3% in year three, subject to restrictions of the TARP Capital Purchase Program.

Other Potential Post-Employment Payments

Our Executive Officers have built the Corporation into the successful enterprise it is today, and we believe it is important to protect them in the event of a change in control, a termination of the Executive’s employment by the Corporation without cause or by the Executive for good reason, the Executive’s death or the Executive’s disability. Further, it is our belief the interests of stockholders will be best served if the interests of our Senior Management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of Executive Officers to pursue potential change in control transactions that may be in the best interests of stockholders. The cash component of any post-termination payment is paid in a single, lump sum and is based upon a multiple of base salary.

The following paragraphs describe the post-termination benefits payable to Mr. Ogaard. During the period that the U.S. Treasury holds preferred stock of the Corporation pursuant to the TARP Capital Purchase Program, the Corporation may be prohibited or restricted from making the payments to Mr. Ogaard as described in this section.

A post-termination benefit is payable to Mr. Ogaard if, during the term of his employment agreement, the Corporation or Citizens Bank terminates his employment without cause, Mr. Ogaard terminates his employment for good reason or the Corporation or Citizens Bank terminates Mr. Ogaard’s employment within the twelve month period following a change in control. Under any of these circumstances, Mr. Ogaard would be entitled to receive a lump sum payment payable within 30 days following the date on which his employment terminates equal to the greater of his monthly salary times twelve or the salary payable for the balance of the term of his employment agreement. For the longer of twelve months or the period remaining in his employment agreement, Mr. Ogaard also would be entitled to receive all benefits accrued under any incentive and retirement plan of the Corporation, and he and his dependents would continue to be covered by all welfare plans of the Corporation. In addition, in the event of a change in control of the Corporation, all outstanding stock options and restricted stock awards would become fully and immediately exercisable. At December 31, 2011, had Mr. Ogaard’s employment with the Corporation or the Bank terminated under one of the circumstances described above, Mr. Ogaard would have been entitled to receive $300,000 in base salary and $12,264 representing the present value of continued welfare benefit plan participation described above.

If Mr. Ogaard dies during the term of his employment agreement, Mr. Ogaard’s spouse and other dependents would continue participation in the Corporation’s welfare benefit plans on the same terms as they would have been provided if Mr. Ogaard were an active employee for a period of twelve months following Mr. Ogaard’s death.

If Mr. Ogaard’s employment terminates due to his disability, the Corporation will continue to pay his base salary from the date of disability until Mr. Ogaard is eligible to receive benefit payments under the Bank’s disability plan. During the period Mr. Ogaard is eligible to receive disability benefits under the Bank’s disability plan, Mr. Ogaard will remain eligible to participate in the Corporation’s welfare benefit plans. Base salary continuation payments are reduced by disability benefits paid to Mr. Ogaard and cease upon the cessation of disability, except salary will be paid for an additional twelve months if neither the Corporation nor the Bank offer Mr. Ogaard re-employment in the same position he held prior to his disability.

A change in control is deemed to occur (i) upon the acquisition by any individual, entity or group of beneficial ownership of more than 25% of the Corporation’s voting stock; (ii) upon the commencement of a tender offer or an exchange offer for more than 20% of the Corporation’s outstanding voting stock; (iii) upon a merger or consolidation of the Corporation after which the Corporation’s stockholders immediately prior to the merger hold less than 25% of the voting stock of the surviving corporation; (iv) upon a transfer of 25% or more of the Corporation’s voting stock or substantially all of the property of the Corporation, other than to an entity of which the Corporation owns at least 50% of the voting stock; (v) upon a merger or consolidation of the Bank after which the Bank’s stockholders immediately prior to the merger hold less than 25% of the voting stock of the surviving corporation; or (vi) upon a transfer of 25% or more of the Bank’s voting stock or substantially all of the property of the Bank, other than to an entity of which the Bank owns at least 50% of the voting stock.

For purposes of determining Mr. Ogaard’s rights to severance benefits upon their voluntary termination of employment, good reason is deemed to exist if Mr. Ogaard terminates his employment because, without his express written consent, (i) the Corporation breaches any of the terms of his employment agreement, (ii) he is assigned duties materially inconsistent with the duties and responsibilities stated in the By-laws of the Corporation and the Bank for his positions, (iii) the duties and responsibilities for the office held by Mr. Ogaard as stated in the By-laws of the Corporation and the Bank, respectively, are amended to be materially inconsistent with the duties and responsibilities that would typically be expected of that office; or (iv) the Corporation or the Bank changes by 50 miles or more the principal location in which Mr. Ogaard is required to perform services. Upon the occurrence of any event referenced in (i) through (iv) above, Mr. Ogaard shall, within 90 days of such occurrence, provide the Corporation notice of the existence of the condition. Upon receiving notice, the Corporation shall have no more than 30 days to remedy the condition. Mr. Ogaard shall have six months from the date of the initial existence of one of the above events to terminate his employment under this section.

AUDIT COMMITTEE REPORT

The Corporation’s Audit Committee is currently comprised of three directors (Bruce, Covert and Samet). Each of the members of the Audit Committee is independent under the definition contained in Rule 5605(a) (2) of NASDAQ’s listing standards. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at

http://www.pnbc-inc.com.

In connection with the audited consolidated financial statements contained in the Corporation’s 2011 Annual Report on Form 10-K for the fiscal year ended December 31, 2011, the Audit Committee reviewed and discussed the audited financial statements with management and BKD, LLP. The Audit Committee discussed with BKD, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Volume 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also received written disclosures from BKD, LLP required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with them their independence.

Based on the review and discussions, the Audit Committee recommended that the audited Consolidated Financial Statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

THE AUDIT COMMITTEE
Gary C. Bruce	Sharon L. Covert	Stephen W. Samet

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services rendered by BKD, LLP for the audit of the Corporation’s Consolidated Financial Statements for 2011 and 2010, and fees billed for other services rendered by BKD, LLP:

	2011	2010
Audit fees (1)	$232,186	$250,450
Audit-related fees (2)	$13,900	$16,050
Audit and audit-related fees	$246,086	$266,500
Tax fees	—	—
All other fees (3)	$3,050	$3,000
Total fees	$249,136	$269,500

(1)	Audit fees include those necessary to perform the annual audit and quarterly reviews of the Corporation’s consolidated financial statements. In addition, audit fees include audit or other attest services required by statute or regulation, such as consents, reviews of SEC filings and audits of internal control over financial reporting.
(2)	Audit-related fees consist principally of fees for recurring and required financial statement audits of the Corporation’s employee benefit plan and other attest services not required by statute or regulation.
(3)	All other fees are related to miscellaneous other SEC filings.

In accordance with Section 10A(i) of the Exchange Act, before BKD, LLP is engaged to render audit or non-audit services, the engagement is approved by the Audit Committee. None of the audit-related or other services described in the table above were approved by the Audit Committee, pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.

The Audit Committee of the Board of Directors of the Corporation considers that the provision of the services referenced above to the Corporation is compatible with maintaining independence of BKD, LLP. Representatives of BKD, LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions or to make a statement if they desire to do so.

AUDIT COMMITTEE FINANCIAL EXPERT

While the Board of Directors endorses the effectiveness of the Corporation’s Audit Committee, its membership does not include a director who qualifies for designation as an “audit committee financial expert” – a concept under federal regulation that contemplates such designation only when an audit committee member satisfies all five qualification requirements, including experience (or “experience actively supervising” others engaged in) preparing, auditing, analyzing or evaluating financial statements presenting a level of accounting complexity comparable to what is encountered in connection with our Corporation’s financial statements.

CERTAIN TRANSACTIONS

Several of the Corporation’s directors and their affiliates, including corporations and firms of which they are officers or in which they or members of their families have an ownership interest, are customers of Citizens Bank. These persons, corporations and firms have had transactions in the ordinary course of business with Citizens Bank, including borrowings of material amounts, all of which, in the opinion of management, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectibility or present other unfavorable features.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon its review of Forms 3, 4 and 5 and any amendment thereto furnished to the Corporation pursuant to Rule 16a-3(e) of the Securities Exchange Act of 1934, as amended, and written representations from the Directors and Executive Officers that no other reports were required, the Corporation is not aware of any Director, Officer or beneficial holder of 10% of its Common Stock that failed to file any such reports on a timely basis during 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of March 19, 2012 there were no persons or groups who are known to the Corporation to be the beneficial owners of more than 5% of the Common Stock.

ANNUAL MEETING TO BE HELD IN 2013

Any stockholder who intends to present a proposal (a “Proponent”) at next year’s Annual Meeting of Stockholders to be held in 2013 must submit the proposal in writing to the Corporation on or before December 13, 2012, in order for the proposal to be eligible for inclusion in the Corporation’s proxy statement and form of proxy for that meeting, pursuant to Rule 14A-8.

In addition, pursuant to Rule 14A-4 of Regulation 14A under the Securities Exchange Act of 1934 and the Corporation’s By-laws, a stockholder must follow certain procedures to nominate persons for Director or to introduce an item of business outside of Rule 14A-8 at an Annual Meeting of Stockholders. The nomination or proposed item must be delivered to, or mailed to, and received no later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the anniversary of the mailing date of the proxy statement for the preceding year’s annual meeting. The Chairman of the meeting may refuse to allow the transaction of any business not presented beforehand or to acknowledge the nomination of any person not made in compliance with the following procedures:

Proposed Item of Business

If the notice is regarding a proposed item of business, such stockholder’s notice to the Corporate Secretary of the Corporation must contain the following information:

As to any business the stockholder proposes to bring before the annual meeting,

•	a brief description of the business desired to be brought;

•	the reasons for conducting such business at the annual meeting;

•	any material interest of the stockholder in such business and the beneficial owner, if any, on whose behalf the proposal is made;

•	the name and address of both the stockholder and the beneficial owner; and

•	the class and number of shares of the Corporation’s capital stock that are owned beneficially and of record by the stockholder and the beneficial owner.

Nomination of Director

If the notice is regarding the nomination of a person for Director, such stockholder’s notice to the Corporate Secretary of the Corporation must contain the following information:

As to each person whom the stockholder proposes to nominate for election as a Director,

•	name, age, business address and residential address;

•	principal occupation or employment;

•	class and number of shares of Corporation stock beneficially-owned on the date of the notice; and

•	any other information relating to the nominee that would be required to be disclosed on Schedule 13D under the Securities and Exchange Act of 1934.

As to the stockholder giving the notice,

•	name and address of stockholder, and name, business and residential address of any other beneficial stockholders known by the stockholder to support the nominee; and

•

class and number of shares of Corporation stock owned by the stockholder on the date of the notice, and the number of shares beneficially-owned by other record or beneficial stockholders known by the stockholder to be supporting the nominee.

OTHER MATTERS

Management of the Corporation does not intend to present any other matters for action at the annual meeting. However, if any other matters should properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon, pursuant to the proxy, in accordance with the recommendation of the management of the Company.

PROXY AVAILABILITY

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 17, 2012:

The proxy statement and annual report to shareholders are available on our website at http://www.pnbc-inc.com.

By Order of the Board of Directors,

Lou Ann Birkey Vice President – Investor Relations & Corporate Secretary

April 27, 2012